Exhibit 10.2

AMENDMENT NO. 5
TO THE
AARON’S, INC.
EMPLOYEES RETIREMENT PLAN AND TRUST

This Amendment No. 5 is made and entered into this 12th day of November, 2014, by Aaron’s, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated effective as of December 31, 2010, and as subsequently amended from time to time (the “Plan”), for the exclusive benefit of its employees and their beneficiaries;
WHEREAS, Article X of the Plan permits the Company to amend the Plan from time to time;
WHEREAS, the Company desires to amend the Plan effective January 1, 2015 to (i) change the definition of Permanent and Total Disability; (ii) add a statute of limitations and a forum selection provision relating to civil actions for benefits under the Plan; and (iii) limit Elective Deferrals and Non-Tax-Deductible Voluntary Contributions to 75% of Annual Compensation.
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2015:
1.    Section 1.45 of the Plan shall be amended to read as follows:
1.45    Permanent and Total Disability - The permanent and lasting inability of a Participant, due to illness, accident or other physical or mental incapability, to perform his usual duties and services of his Employment. A Participant shall be considered to have a Permanent and Total Disability only if he is eligible to receive a disability benefit under the terms of the Social Security Act.
2.    Section 3.1(a)(iii) of the Plan shall be amended to read as follows:
(iii)    Pay Transfers - Any Participant may specify an amount of Pay Transfers to be deferred under the Plan which, together with the amount of Roth 401(k) Contributions specified by such Participant, may be up to 75% of such Participant’s Annual Compensation for any pay period. Prior to January 1, 2015 but after April 30, 2010, each Participant was permitted to defer up to 100% of his Annual Compensation as Pay Transfers subject to the limitations contained in Sections 3.3 and 3.4. Prior to May 1, 2010, each Participant was permitted to defer up to 10% of his Annual Compensation as Pay Transfers subject to the limitations contained in Sections 3.3 and 3.4.
3.    Section 3.2(a)(i) of the Plan shall be amended to read as follows:
(i)    Any Participant may, however, if permitted by, and pursuant to and in accordance with such rules and regulations as may be established for that purpose by the Committee and subject to the limitation contained in Section 4.5, contribute to the Trust under the Plan in any fiscal year of the Employer, such amount or amounts in cash up to 75% of his Annual Compensation as he may determine to contribute. Prior to January 1, 2015 but after April 30, 2010, each Participant was permitted to contribute up to 100% of his Annual Compensation to the Trust. Prior to May 1, 2010, the amounts contributed under this Section 3.2(a), when added to all voluntary contributions made by the Participant in prior years under this Plan and under any other qualified retirement plan adopted by the Employer, were not permitted to cause his total contributions to exceed 10% of the aggregate Annual Compensation paid to him by the Employer during all years that he has been a Participant under the plans. In addition, no voluntary contribution shall be in an amount less than One Hundred Dollars ($100.00) unless such contribution is made through an automatic payroll deduction plan and the aggregate amount contributed in a calendar year is at least $100.00. A Participant may change the amount of his contribution from year to year, provided such amount remains within the minimum and maximum limits hereinabove specified. A contribution by a Participant shall be credited to his Employee Contribution Account.
4.     The first sentence of Section 8.3(b) shall be amended to read as follows:
If the Committee determines that any claim for benefits should be denied in whole or in part, the Committee shall, by written or electronic communication, notify such claimant within a reasonable period of time but not later than 90 days after receipt of such claim that his claim has been denied.
5.     Sections 8.3(f) and 8.3(g) shall be deleted.
6.    Section 8.3(h) shall be renumbered as Section 8.3(f) and amended to read as follows:
(f)    Exhaustion of Administrative Remedies. No civil action for benefits under the Plan shall be brought unless and until the aggrieved person has (a) submitted a timely claim for benefits in accordance with this Section, (b) been notified by the Plan Administrator that the claim has been denied, (c) filed a written request for a review of the claim in accordance with this Section, (d) been notified in writing of an adverse benefit determination on review, and (e) filed the civil action within one year of the date he receives a final adverse determination of his claim on review. The Committee’s determinations made pursuant to this Section shall be final and conclusive on all parties.
7.    A new Section 12.14 shall be added to the Plan to read as follows:
12.14    Judicial Forum - Any action in connection with the Plan by an Employee or Beneficiary may be brought only in the United States District Court for the Northern District of Georgia or Fulton County, Georgia state court (if appropriate).
Except as amended herein, the provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment No. 5 to be executed by its duly authorized corporate officer and its corporate seal to be hereunto affixed.

AARON’S, INC.

By:	/s/ D. Chad Strickland
D. Chad Strickland
Senior Vice President,
Associate Resources